Exhibit 23.8

CONSENT OF EXPERT

The undersigned hereby consents to the use of their name in connection with the reference to their involvement in the preparation of the report entitled “Technical Report on The Kumtor Mine, Kyrgyz Republic” dated February 24, 2021 incorporated by reference in the Registration Statement on Form S-8 of Centerra Gold Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments thereto (the “Form S-8”), and to the inclusion and incorporation by reference of the information derived from such report in the Company’s annual information form for the year ended December 31, 2020 which is incorporated by reference in the Form S-8.

By:	/s/ Mei Shelp
Name:	Mei Shelp, P.Eng.

June 28, 2021